[LETTERHEAD OF NATIONSRENT]



FOR IMMEDIATE RELEASE                        INVESTOR RELATIONS CONTACT:
                                             Pamela Beall
                                             Vice President/Treasurer
                                             NationsRent
                                             (954) 760-6562

                                             MEDIA CONTACT:
                                             Larry Larsen
                                             Hill & Knowlton, Inc.
                                             (312) 255-3084
                                             Pager: 800-800-7759


                   NATIONSRENT AND RENTAL SERVICE CORPORATION
                       AGREE TO TERMINATE MERGER AGREEMENT

Fort  Lauderdale,  Fla. - May 20, 1999 -  NationsRent,  Inc.  (NYSE:  NRI) today
announced  the   termination  of  its  merger   agreement  with  Rental  Service
Corporation.

James L. Kirk, chairman and chief executive officer, said, "As time progressed, it became unlikely that we would be able to complete the merger on terms beneficial to NationsRent and its shareholders. In addition, the terms of the merger agreement restricted our ability to continue the growth of our business through acquisitions and internal expansion. With the termination of this agreement, we will be able to move forward with our backlog of letters of intent and a definitive agreement to acquire seven equipment rental companies with 25 locations representing approximately $125 million of annual revenue. We continue to see many opportunities to acquire complementary businesses at prices that are accretive to earnings."

The Company said it expects to take a pre-tax charge in the second quarter related to expenses incurred in connection with the merger agreement, which will be partially offset by a $6 million payment to be received from Rental Service.

                                     -more-




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NationsRent is headquartered  in Fort  Lauderdale,  Fla., and presently ranks as the fourth largest public company in the equipment rental industry. The Company offers a broad selection of rental equipment including backhoes, bulldozers, skid-steer loaders, aerial lift and work platforms, compressors and generators. The Company markets its products and services to a broad range of construction and industrial customers, including heavy highway contractors, subcontractors, manufacturing plants and distribution centers. The Company's common stock is traded on the New York Stock Exchange under the symbol NRI.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and expectations of the Company and involve risks and uncertainties that could cause actual future activities and results to be materially different from those set forth in these forward-looking statements. Important factors that could cause actual results to differ include, among others, risks associated with the absence of an operating history for the combined businesses under a single management, the ability of the Company to execute its acquisition strategy, the availability of additional capital, variations in stock prices and interest rates, competition and fluctuations in quarterly operating results and other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update these forward-looking statements.


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